Filed pursuant to Rule 424(b)(3)

Registration No. 333-226174

PROSPECTUS SUPPLEMENT NO. 2
(To the Prospectus dated September 28, 2018)

13,090,586 Shares of Common Stock

This Prospectus Supplement No.2 supplements the prospectus dated September 28, 2018 (the “prospectus”) relating to the offering and resale by the selling stockholders identified in the prospectus of up to 13,090,586 shares of common stock of Amesite Inc., par value $0.0001 per share. This Prospectus Supplement should be read in conjunction with the prospectus which is to be delivered with this Prospectus Supplement. Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is being filed to update and supplement the information in the prospectus with, (i) our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2018 and (ii) an update to the footnotes to the Selling Stockholder table to clarify that footnote 20 to the referenced table should be associated with the selling stockholder, Alex Partners LLC, and footnote 21 should be associated with the selling stockholder, The Del Mar Consulting Group, Inc.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2018

1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2018

AMESITE INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55804	82-1433756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East Washington Street

Suite B

Ann Arbor, MI 48104

(Address of Principal Executive Offices)

(650) 516-7633

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), the stockholders of Amesite Inc. (the “Company”) approved, by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote, an amendment (the “Amendment”) to the Amesite Inc. 2018 Equity Incentive Plan (the “2018 Plan”) to permit the issuance of incentive stock options and to change the governing law of the 2018 Plan to the State of Michigan.

A detailed description of the 2018 Plan and the Amendment is included in the Company’s Definitive Proxy Statement for the Annual Meeting. The descriptions of the 2018 Plan and the Amendment in this report do not purport to be complete and are qualified by reference to the full text of the 2018 Plan and the Amendment, copies of which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, stockholders voted on the matters disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 9, 2018 (the “Proxy Statement”). Stockholders representing 7,713,107 or 57.17% of the outstanding shares of common stock were present in person or by proxy, representing a quorum for the purposes of the Annual Meeting. The final voting results for the matters submitted to a vote of stockholders were as follows:

Proposal No. 1 - Election of Class I Directors

The Company’s stockholders elected the persons listed below as Class I Directors for a three-year term to expire at the Company’s 2021 annual meeting of stockholders:

	For	Against	Abstentions	Broker Non-Votes
J. Michael Losh	7,713,107	0	0	0
Richard Ogawa	7,713,107	0	0	0

Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending June 30, 2019.

For	Against	Abstentions	Broker Non-Votes
7,713,107	0	0	0

Proposal No. 3 – Non-Binding Vote on Executive Compensation

The Company’s stockholders approved, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement.

For	Against	Abstentions	Broker Non-Votes
7,713,107	0	0	0

Proposal No. 4 – Non-Binding Vote on Frequency of Executive Compensation Votes

The Company’s stockholders approved, in a non-binding advisory vote that the advisory vote on the compensation of the Named Executive Officers should occur every three years.

One Year	Two Years	Three Years	Abstentions
74,999	16,666	7,621,442	0

Proposal No. 5 Amendments to the 2018 Plan

The Company’s stockholders approved certain amendments to the 2018 Plan to permit the issuance of incentive stock options and to change the governing law of the 2018 Plan to the State of Michigan.

For	Against	Abstentions	Broker Non-Votes
7,713,107	0	0	0

Item 7.01	Regulation FD Disclosure.

The Annual Meeting included a presentation by Ann Marie Sastry, Chief Executive Officer. In the presentation, Dr. Sastry provided an update on recent Company developments. A copy of the presentation is attached as Exhibit 99.1 and incorporated herein by reference. The Company issued a press release on December 18, 2018. A copy of the press release is attached as Exhibit 99.2 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in the presentation attached as Exhibits 99.1 and 99.2 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following Exhibits are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	2018 Plan (incorporated by reference from Exhibit 10.2 the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2018)
10.2	Amendment to 2018 Plan
99.1	Annual Meeting Presentation
99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMESITE INC.

DATE: December 18, 2018	By:	/s/ Ann Marie Sastry
Ann Marie Sastry, Ph.D Chief Executive Officer

Exhibit 10.2

FIRST AMENDMENT

TO THE

AMESITE INC. 2018 EQUITY INCENTIVE PLAN

This FIRST AMENDMENT TO the AMESITE INC. 2018 EQUITY INCENTIVE PLAN (this “Amendment”), dated as of December 12, 2018, is made and adopted by Amesite Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company has adopted the Amesite Inc. 2018 Equity Incentive Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth below;

WHEREAS, pursuant to Section 6.2 of the Plan, the Plan may be amended by the Board of Directors of the Company; and

WHEREAS, the Board of Directors of the Company has approved this Amendment pursuant to resolutions adopted on October 1, 2018, and the stockholders of the Company have approved this Amendment pursuant to resolutions adopted on December 12, 2018.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1.           Section 2.1 of the Plan is hereby amended and restated to read as follows:

2.1. Options. The Committee may, in its discretion, grant options to purchase Shares to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable. Notwithstanding the foregoing, Incentive Stock Options may only be granted to employees of the Company.

2.           Section 6.14 of the Plan is hereby amended and restated to read as follows:

6.14. Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.           This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Amesite Inc. on October 1, 2018, and duly approved by the stockholders of Amesite Inc. on December 12, 2018.

By:
Name:	Ann Marie Sastry, Ph.D
Title:	Chief Executive Officer

Exhibit 99.1

Contact: Dr. Ann Marie Sastry | Chairperson & CEO ams@amesite.com December 12, 2018 1:00 pm EST Amesite Inc. Annual Stockholder Meeting Presentation

Disclaimer This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Amesite Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward - looking statements. Factors that could cause Amesite Inc.’s actual results to differ materially from those described in the forward - looking statements can be found in Amesite Inc.’s Reports on file with the Securities and Exchange Commission and available on the Securities and Exchange Commission’s website (www.sec.gov). Amesite Inc. does not undertake to update the forward - looking statements to reflect the impact of circumstances or events that may arise after the date of the forward - looking statements.

Company Highlights • S - 1 filed and effective as of September 28, 2018, investor shares now registered • Listing application underway • First customer secured. First products launched.

Higher Ed is **Going Online**

amesite
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Americans in higher education:
15 million.

ONLINE COURSES MUST BE:

Affordable.
Accessible.
Accredited.

Strictly private & confidential | **05**

Strictly private & confidential | 05 Americans in higher education: 15 million. ONLINE COURSES MUST BE: Affordable. Accessible. Accredited. Higher Ed is Going Online

Amesite Meets Learner Needs • Technology / User Experience • Accessibility • Cost • Accredited & Degree Building

Key Advantages for Growth • Large Course Entry: • Initial Platform Launched • Version 2 Platform Scheduled to Launch, 2019 • We make the economics work for innovative colleges, delivering large courses.

2019 Plans • Launch Gen 2 Platform – Undergraduate courses that can scale • Continue innovation on Platform based on user performance and feedback • Expand offerings on the Platform

An artificial intelligence driven designer and provider, partnering with colleges and universities to provide better higher education courses for large and growing online markets.

Amesite Information Investor Relations Bob Prag, President The Del Mar Consulting Group, Inc. 858.794.9500 bprag@delmarconsulting.com Contact Information Amesite, Inc. 205 E. Washington Street Suite B Ann Arbor, MI 48107 650.516.7633 info@amesite.com www.amesite.com General Counsel Anthony Epps and Terry Kelly Dorsey & Whitney LLP 650.843.2743 kelly.terry@dorsey.com www.dorsey.com Auditor Deloitte and Touche, LLP 200 Renaissance Center Suite 3900 Detroit, MI 48243 - 1313 313.396.1000 www.deloitte.com Transfer Agent Continental Stock Transfer & Trust Company 1 State Street 30th Floor New York, NY 10004 - 1561 212.845.3215 www.continentalstock.com

Exhibit 99.2

Amesite Inc. Announces Launch of Six Online Course Offerings with Humphreys University,

Following Successful Pilot Program

ANN ARBOR, Michigan – Tuesday, December 18, 2018—Amesite, Inc. (the “Company”), an artificial intelligence software company targeting the college course market, announced today its plan to launch six online course offerings with its partner, Humphreys University, following successful pilot launches in Fall, 2018.

Each pilot course, MATH 120 (Introduction to Statistics) and PSY 101 (Introductory Psychology) had a 100% student retention, and a 100% pass rate. The courses had high overall ratings from the learners.

Humphreys University President Robert Humphreys said, “We are proud to announce additional online offerings with Amesite. Humphreys University is an accredited, independent, non-profit university that has supported learning since 1896. These online offerings will enable more learners to begin their college careers with accessible and artificial intelligence-powered courses online and at a reasonable cost, and expand our capabilities at Humphreys to deliver courses to more learners.”

Amesite CEO, Dr. Ann Marie Sastry, said “We are proud to partner with Humphreys University, supporting it to provide courses that build degrees for learners there, and at all of the colleges and universities that accept its credits. We look forward to expanding this relationship and making a positive impact on the lives of students in California’s Central Valley.”

Enrollment has opened for the following courses, which begin on January 2, 2019: Math 120 (Statistics), PSY 101 (Introductory Psychology), ECON 101 (Economics I), ECON 102 (Economics II), SOC 101 (Introduction to Sociology), PHIL 101 (Introduction to Philosophy). Students should visit https://www.amesite.com/register to learn more about the programs and course registration.

Amesite’s online learning solutions for colleges, universities, faculty and students utilize artificial intelligence technologies, including machine learning and natural language processing, to deliver cost effective, cloud-based digital versions of lower level courses that greatly enhance and improve the learning experience of students. Amesite’s online platform includes customized user messaging and tracking as well as seamless integration of current events into traditional course materials, creating a more meaningful experience for both students and instructors alike.

About Humphreys University

With campuses in Stockton and Modesto, California, Humphreys University is a non-profit, independent California institution of higher education with over 120 years of educational dedication. Humphreys is accredited by the Western Association of Schools and Colleges Senior College and University Commission (WSCUC), that provides access to higher learning, community, and opportunity with a balance between education and practical life for motivated students who want to reach higher. With 100% of courses taught by faculty, and offerings ranging from Associate, Bachelor, Master’s degree programs, to the Drivon School of Law, Humphreys offers a range of options for learning.

About Amesite, Inc.

Amesite is a high tech artificial intelligence software company offering a cloud-based platform for college and university courses to be cost-effectively and conveniently delivered to learners online and in hybrid online/on campus formats. Amesite uses artificial intelligence technologies to provide customized environments for learners, easier-to-manage interfaces for instructors, and greater accessibility for college degree seekers in the US education market and beyond. The Company leverages existing college infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, accessible, scalable and improved learning experiences to students. Founded in 2017, Amesite is based in Ann Arbor, Michigan. For more information, visit https://amesite.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s planned online machine learning platform, the Company’s business plans, any future commercialization of the Company’s online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

##END##

6

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the selling stockholders identified below of 13,090,586 shares of our common stock.

The 13,090,586 shares of common stock being offered by the selling stockholders consist of (i) 5,833,333 shares of common stock privately issued to the selling stockholders on April 27, 2018 in exchange for shares of Amesite Operating Company, (ii) 3,100,000 shares of common stock held by pre-Merger stockholders of our predecessor, Lola One, (iii) an aggregate of 2,921,145 shares of common stock issued pursuant to the Private Placement, (iv) an aggregate 895,829 shares of common stock issued in connection with the Insider Investment, and (v) an aggregate 340,279 shares of common stock issued to certain Amesite consultants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. The registration of such common stock does not necessarily mean, however, that any of the shares of common stock will be offered or sold by the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders, and we have borne and will continue to bear the costs relating to the registration of these shares of common stock, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Except as disclosed in the footnotes below and except for the beneficial ownership of the common stock described in the table below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the company or any of its affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell none of their shares or sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Shares of common stock subject to options currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

Name of Selling Stockholders	Applicable Footnote	Number of Shares Owned Before the Offering (#)	Number of Shares Being Offered (#)	Shares Owned After the Offering (#)(2)	Shares Owned After the Offering (%)(1)(2)
David Berry		33,333	33,333	-	*
Scott L. Byer		16,666	16,666	-	*
Ray T. Camphausen		93,332	93,332	-	*
Joel Cherande		133,333	133,333	-	*
Jean-Marc Henry & Patricia Henry JTWROS		33,333	33,333	-	*
Steven A. Hobbs		33,333	33,333	-	*

7

Name of Selling Stockholders	Applicable Footnote	Number of Shares Owned Before the Offering (#)	Number of Shares Being Offered (#)	Shares Owned After the Offering (#)(2)	Shares Owned After the Offering (%)(1)(2)
Thomas G. Hoffman		33,333	33,333	-	*
Thomas Murray		33,333	33,333	-	*
George A. Parmer		666,666	666,666	-	*
Luc Lissoir		26,666	26,666	-	*
Peter James Wealleans		50,000	50,000	-	*
Bernd Weidmann		33,333	33,333	-	*
Michael B Carroll Sheila J Carroll JTWROS		66,667	66,667	-	*
Stephen Park & Tracy Park JTWROS		16,667	16,667	-	*
Mark J. Mabile		32,666	32,666	-	*
Harry A Theochari		32,000	32,000	-	*
Charles R DeBusk		15,000	15,000	-	*
Alois "Luis" Praxmarer & Sandra Praxmarer JTWROS		16,666	16,666	-	*
John Molter		16,666	16,666	-	*
Alok K. Agrawal		7,000	7,000	-	*
Ashok Suppiah		16,666	16,666	-	*
Alan Greenhalgh & Angela Greenhalgh JTWROS		66,666	66,666	-	*
Henry Berry Corporation Limited	3	33,333	33,333	-	*

Name of Selling Stockholders	Applicable Footnote	Number of Shares Owned Before the Offering (#)	Number of Shares Being Offered (#)	Shares Owned After the Offering (#)(2)	Shares Owned After the Offering (%)(1)(2)
Burton Mark Paull		16,666	16,666	-	*
Andrew W Hamer	4	15,000	15,000	-	*
William J Kadi and Sandra M Kadi, as trustees of the Kadi Family Trust DTD 08-31-2006		16,666	16,666	-	*
Craig Bannister		33,333	33,333	-	*
Jeffrey Blanton Shealy		33,333	33,333	-	*
William Atkins & Sally S Atkins JTWROS		16,666	16,666	-	*
Michael J Barza		33,333	33,333	-	*
Donald K Coffey		16,666	16,666	-	*
Rex A. Jones		100,000	100,000	-	*
Dr. Mariusz J Klin		13,333	13,333	-	*
Paulo Ricardo Stark		16,666	16,666	-	*
Jeff L Stevens		33,333	33,333	-	*
John F. Wiles		15,000	15,000	-	*
Robert John Kline-Schoder Rev. Living Trust DTD 1-27-95	5	33,333	33,333	-	*
Christopher B McDivitt		6,666	6,666	-	*
Ernest W. Moody Revocable Trust DTD 01-14-2009	6	200,000	200,000	-	*
Craig M Cancienne Jr		20,000	20,000	-	*
Anthony Barkett	7	122,917	50,000	72,917	*

8

Name of Selling Stockholders	Applicable Footnote	Number of Shares Owned Before the Offering (#)	Number of Shares Being Offered (#)	Shares Owned After the Offering (#)(2)	Shares Owned After the Offering (%)(1)(2)
Hadas Partners LLC	8	197,917	125,000	72,917	*
Frank-Ratchey Family Trust	9	114,583	41,666	72,917	*
Mike Gong		30,000	30,000	-	*
Jeff Griffor		20,833	20,833	-	*
Mike Losh	10	151,041	41,666	109,375	*
Jay Mullick		41,666	41,666	-	*
Richard Ogawa	11	442,708	41,666	401,042	3.04%
Gilbert S Omenn Revocable Trust	12	78,124	41,666	36,458	*
Bob Prag		41,666	41,666	-	*
Ann Marie Sastry	13	6,116,667	6,116,667	-	*
Binith Shah		8,333	8,333	-	*
Mark Tompkins	14	2,900,667	2,900,667	-	*
Oleg Vigdorchik		20,000	20,000	-	*
Ogawa Professional Corporation	15	25,000	25,000	-	*
Ian Jacobs	16	199,333	199,333	-	*
MSK Venture Partners LLC	17	33,333	33,333	-	*
Sean C. Duggan		33,333	33,333	-	*
Brice Mastroluca		6,666	6,666	-	*
Antony Paul Henshaw		16,666	16,666	-	*

Name of Selling Stockholders	Applicable Footnote	Number of Shares Owned Before the Offering (#)	Number of Shares Being Offered (#)	Shares Owned After the Offering (#)(2)	Shares Owned After the Offering (%)(1)(2)
Michael K Barber & Julia K Barber JTWROS		16,667	16,667	-	*
Stephen P Fox		33,333	33,333	-	*
Robert M. Henely		10,000	10,000	-	*
Scott R Parent		16,666	16,666	-	*
Brian V Skillern		8,333	8,333	-	*
Carlos De Serpa Pimentel		33,333	33,333	-	*
The Dean Bekken Revocable Trust	18	33,333	33,333	-	*
Philip Todd Herndon		100,000	100,000	-	*
Matthew Bell		6,666	6,666	-	*
George A. Parmer		168,333	168,333	-	*
Stephen David Salmonsky & Jennifer Kent Salomonsky JTWROS		33,333	33,333	-	*
CI Associates LP	19	66,666	66,666	-	*
Vineet K Masuraha & Neeta A Gupta JTWROS		33,333	33,333	-	*
Lee Wagner & Michelle Wagner JTWROS		16,666	16,666	-	*
Yogesh Desai		66,666	66,666	-	*
Mark A. Suwyn		94,500	94,500	-	*
The Del Mar Consulting Group, Inc.	20	204,168	204,168	-	*
Alex Partners, LLC	21	136,110	136,110	-	*
Jeffrey B. Shealy	22	50,000	50,000	-	*

9

*	Less than 1%
**	Broker-Dealer or Broker-Dealer Affiliate

(1)	Applicable percentage ownership is based on 13,490,586 shares of our common stock outstanding as of September 20, 2018.
(2)	Assumes the sale of all shares of common stock offered in this prospectus.
(3)	Dr. Bruce Goodfellow, principal of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares.
(4)	William J Kadi and Sandra M Kadi, trustees of the selling stockholder, have the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares.
(5)	Robert John Kline Schroder, trustee of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares.
(6)	Ernest W. Moody, trustee of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares.
(7)	Includes 72,917 shares of our common stock underlying an option held by the selling stockholder and exercisable within 60 days following September 20, 2018 that are not being offered in this offering. The selling stockholder is a member of our board of directors.
(8)	Dennis Bernard, managing member of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares. Includes 72,917 shares of our common stock underlying an option held by the selling stockholder and exercisable within 60 days following September 20, 2018 that are not being offered in this offering. Dennis Bernard is a member of our board of advisors.
(9)	Edward H. Frank, trustee of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares. Includes 72,917 shares of our common stock underlying an option held by the selling stockholder and exercisable within 60 days following September 20, 2018 that are not being offered in this offering. Edward H. Frank is a member of our board of directors.
(10)	Includes 109,375 shares of our common stock underlying an option held by the selling stockholder and exercisable within 60 days following September 20, 2018 that are not being offered in this offering. The selling stockholder is a member of our board of directors.
(11)	Includes 401,042 shares of our common stock underlying an option held by the selling stockholder and exercisable within 60 days following September 20, 2018 that are not being offered in this offering. The selling stockholder is a member of our board of directors.
(12)	Gilbert S. Omenn, trustee of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares. Includes 36,458 shares of our common stock underlying an option held by the selling stockholder and exercisable within 60 days following September 20, 2018 that are not being offered in this offering. Gilbert S. Omenn is a member of our board of advisors.
(13)	The selling stockholder is our founder, chief executive officer and member of our board of directors.
(14)	Consists of 2,900,667 shares of our common stock held by Mark Tompkins, a former director and officer of Lola One, our predecessor.
(15)	Richard T. Ogawa, principal of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares. Richard T. Ogawa is a member of our board of directors. Mr. Ogawa also owns 442,748 shares of common stock in his own name as set forth in footnote 11.
(16)	Consists of 199,333 shares of our common stock held by Ian Jacobs, a former director of Lola One, our predecessor.
(17)	The selling stockholder was a service provider in connection with the Merger.
(18)	Dean Bekken, trustee of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares.

(19)	H. Louis Salmonsky, principal of the selling stockholder, has the power to vote or dispose of the shares held of record by the selling stockholder and may be deemed to beneficially own those shares.
(20)	Robert Prag is the president of the selling stockholder and has voting and investment power over the shares. The selling stockholder provides consulting services to the Company. Mr. Prag also holds 41,666 shares in his own name.
(21)	Scott Wilfong is the sole member of the selling stockholder and has voting and investment power over the shares. The selling stockholder provides consulting services to the Company.
(22)	On September 20, 2018, Mark Tompkins, a former director and officer of Lola One, our predecessor transferred 50,000 of the 2,950,667 he held to the selling stockholder.